Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer

Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, July 1, 2021 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced an acquisition of an eight-clinic physical therapy practice.

USPH acquired 65% of the equity interests of the physical therapy practice with the practice’s founder and owners retaining 35%. The purchase price was $10.3 million. The business generates more than $7.3 million in annual revenue and has approximately 65,000 patient visits per year.

Chris Reading, Chief Executive Officer, stated, “We continue to attract great partners and this current opportunity is no different. We have a terrific group of highly motivated partners whom we are excited to help grow and scale forward.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 575 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.